Exhibit 3.219

CERTIFICATE OF FORMATION

OF

BB INVESTMENTS LLC

1. The name of the limited liability company is “BB Investments LLC”

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of BB Investments LLC this 15 day of February, 2005.

/s/ Paul Robinson
Paul Robinson
Authorized Person